                                   EXHIBIT B

                                Merger Agreement

                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                       INTERNATIONAL NURSING SERVICES, INC. AND

                              INS ACQUISITION SUB, INC.

                                         AND

                               ELEVENTH HOUR, INC. AND

                       AMERICAN CONSOLIDATED GROWTH CORPORATION

                                  December 20, 1996

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                                           TABLE OF CONTENTS
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1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2.  Basic Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
   (a) Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . .6
   (b) Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .6
   (c) Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
   (d) The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
   (e) Deliveries and other Actions at the Closing . . . . . . . . . . . . . . . . .7
   (f) Allocation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

3.  Representations and Warranties of the Target and the Seller. . . . . . . . . . .7
   (a) Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
   (b) Authorization of Transaction. . . . . . . . . . . . . . . . . . . . . . . . .7
   (c) Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
   (d) Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
   (e) Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
   (f) Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
   (g) Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
   (h) Events Subsequent to Most Recent Fiscal Year End. . . . . . . . . . . . . . .9
   (i)  Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . 10
   (j)  Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   (k) Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   (l) Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   (m) Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   (n) Tangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   (o) Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   (p) Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
   (q) Notes and Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . 13
   (r)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
   (s) Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
   (t) Product or Service Liability. . . . . . . . . . . . . . . . . . . . . . . . 14
   (u) Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   (v) Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   (w) Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
   (x) Environment, Health, and Safety . . . . . . . . . . . . . . . . . . . . . . 15
   (y)  Certain Business Relationships With The Target . . . . . . . . . . . . . . 16
   (z)  Filings with the SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   (aa) SEC Disclosure. .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   (ab) Disclosure. .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
   (ac) Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

4.  Representations and Warranties of the Buyer and Buyer Sub.   . . . . . . . . . 17


   (a) Organization of the Buyer and Buyer Sub . . . . . . . . . . . . . . . . . . 17
   (b) Authorization of Transaction. . . . . . . . . . . . . . . . . . . . . . . . 17
   (c) Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   (d) Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

5.  Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   (a) General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   (b) Notices and Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   (c) Operation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   (d) Preservation of Business. . . . . . . . . . . . . . . . . . . . . . . . . . 18
   (e) Full Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   (f) Notice of Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   (g) Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   (h) Regulatory Matters and Approvals. . . . . . . . . . . . . . . . . . . . . . 19

6.  Conditions to Obligations to Close.. . . . . . . . . . . . . . . . . . . . . . 20
   (a) Conditions to Obligation of the Buyer . . . . . . . . . . . . . . . . . . . 20
   (b) Conditions to Obligation of the Target and the Seller . . . . . . . . . . . 21

7.  Termination.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
   (a) Termination of Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 22
   (b) Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

8.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   (a) Survival of Representations and Warranties  . . . . . . . . . . . . . . . . 23
   (b) Press Releases and Public Announcements . . . . . . . . . . . . . . . . . . 23
   (c) No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . 23
   (d) Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   (e) Succession and Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 23
   (f) Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   (g) Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
   (h) Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
   (i) Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
   (j) Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
   (k) Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
   (l) Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   (m) Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   (n) Incorporation of Exhibits and Schedules . . . . . . . . . . . . . . . . . . 25
   (o) Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   (p) Submission to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . 26
   (q) Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
   (r) Employee Benefits Matters . . . . . . . . . . . . . . . . . . . . . . . . . 26
   (s) Bulk Transfer Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

EXHIBIT A     Form of Articles of Merger

EXHIBIT B     Registration Rights Agreement

EXHIBIT C     Form of Warrant

DISCLOSURE SCHEDULE

                     AGREEMENT AND PLAN OF MERGER

    Agreement and Plan of Merger (this "Agreement") entered into as of December 20, 1996, by and among International Nursing Services, Inc., a Colorado corporation (the "Buyer"), INS Acquisition Sub, Inc., a Colorado corporation (the "Buyer Sub"), and Eleventh Hour, Inc., a Colorado corporation (the "Target"), American Consolidated Growth Corporation, a Delaware corporation and the Target's sole stockholder, (the "Seller"). The Buyer, the Buyer Sub, the Target and the Seller are referred to collectively herein as the "Parties."

    This Agreement contemplates a transaction in which the Buyer will acquire the Target pursuant to a reverse triangular merger in which the Buyer Sub will merge with and into the Target with the Target being the Surviving Corporation.

    Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

    1.  DEFINITIONS.

    "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

    "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

    "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    "AFFILIATED GROUP" means any affiliated group within the meaning of Code Sec. 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

    "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

    "BUYER" has the meaning set forth in the preface above.

    "BUYER SUB" has the meaning set forth in the preface above. References in this Agreement to the Buyer Sub with respect to events, actions, or respective rights or obligations of the Parties after the Effective Time shall be deemed to be references to the Surviving Corporation.

    "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

    "CLOSING" has the meaning set forth in Section  2(b) below.

    "CLOSING DATE" has the meaning set forth in Section  2(b) below.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONFIDENTIAL INFORMATION" means any information concerning the business and affairs of the Target that is not already generally available to the public.

    "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code Sec. 1563.

    "DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, as amended.

    "DISCLOSURE DOCUMENT" means the disclosure document containing the Definitive Seller Proxy Materials.

    "DISCLOSURE SCHEDULE" has the meaning set forth in Section  3 below.

    "EFFECTIVE TIME" has the meaning set forth in Section  2(d)(i) below.

    "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

    "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec.
3(2).

    "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec.
3(1).

    "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCESS LOSS ACCOUNT" has the meaning set forth in Treas. Reg. Section 1.1502-19.

    "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

    "FINANCIAL STATEMENT" has the meaning set forth in Section  3(g) below.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "HOLDBACK SHARES" has the meaning set forth in Section 2(d)(v) below.

    "INDEMNIFIED PARTY" has the meaning set for in Section  8(d) below.

    "INDEMNIFYING PARTY" has the meaning set forth in Section  8(d) below.

    "INITIAL PURCHASE PRICE" has the meaning set forth in Section  2(e) below.

    "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all transactions, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, technical data, designs, specifications, customer, employee and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

    "KNOWLEDGE" means actual knowledge after reasonable investigation.

    "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

    "MERGER CONSIDERATION has the meaning set forth in Section 2(d)(v) below.

    "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

    "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 3(g) below.

    "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(g) below.

    "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 3(g) below.

    "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

    "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "PARTY" has the meaning set forth in the preface above.

    "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "PUBLIC REPORT" has the meaning set forth in  Section 3(aa) below.

    "REPORTABLE EVENT" has the meaning set forth in ERISA Sec. 4043.

    "REQUISITE SELLER STOCKHOLDER APPROVAL" means the affirmative vote of the holders of a majority of the Seller's common stock in favor of this Agreement and the Merger.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceeding,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "SELLER" means American Consolidated Growth Corporation, a Delaware corporation.

    "SPECIAL SELLER MEETING" has the meaning set forth in Section 5(j)(ii) below.

    "SUBSIDIARY" means any corporation, limited partnership, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interest or has the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors, the general partners, the managers or other governing bodies.

    "SURVIVING CORPORATION" has the meaning set forth in Section 2(a).

    "TARGET" has the meaning set forth in the preface above.

    "TARGET SHARE" means any share of the Common Stock, par value $.10 per share, of the Target.

    "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "THIRD PARTY CLAIM" has the meaning set forth in Section  4(d) below.

    "VOTING STOCKHOLDER" means any Person who or which holds any capital stock of the Seller entitled to vote on approval of the Merger.

    2.  BASIC TRANSACTION.

    (a) THE MERGER. On and subject to the terms and conditions of this Agreement, the Buyer Sub will merge with and into the Target (the "Merger") at the Effective Time. The Target shall be the corporation surviving the Merger (the "Surviving Corporation").

    (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P. in Denver, Colorado, commencing at 10:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or on such other date or at such other time or place as the Parties may mutually determine (the "Closing Date").

    (c) ACTIONS AT THE CLOSING. At the Closing, (i) the Target and the Seller will deliver to the Buyer and the Buyer Sub the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer and the Buyer Sub will deliver to the Target and the Seller the various certificates, instruments, and documents referred to in Section 6(b) below;
(iii) prior to the Effective Time, the Buyer shall loan to the Target $150,000, on terms and conditions satisfactory to the Buyer; (iv) the Target and the Buyer Sub will file with the Secretary of State of the State of Colorado Articles of Merger in the form attached hereto as Exhibit A (the "Articles of Merger"), (v) the Buyer will deliver to the Seller the Merger Consideration; (vi) the Buyer and the Seller will enter into the Registration Rights Agreement substantially in the form attached hereto as Exhibit B;
(vii) the Buyer will execute a guarantee substantially to the effect of
Section 7(h); and (viii) the Surviving Corporation shall enter into an employment agreement with each of Norman Fisher and Valerie Fisher, in form and substance satisfactory to the Buyer and the Buyer Sub. In addition, concurrently with the Closing, Norman L. Fisher shall be elected or appointed to the Buyer's Board of Directors and the Surviving Corporation's Board of Directors.

    (d)  EFFECT OF THE MERGER.

         (i) GENERAL. The Merger shall become effective at the time (the "Effective Time") the Target and the Buyer Sub file the Certificate of Merger with the Secretary of State of the State of Colorado. The Merger shall have the effect set forth in the Colorado Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Buyer Sub in order to carry out and effectuate the transactions contemplated by this Agreement. Immediately following the Effective Time, the Buyer shall own the entire outstanding equity of the Surviving Corporation.

         (ii) ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of the Buyer Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation will remain unchanged.

         (iii) BYLAWS. The Bylaws of the Surviving Corporation shall be amended and restated of and as of the Effective Time to read as did the Bylaws of the Buyer Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

         (iv) DIRECTORS AND OFFICERS. The directors and officers of the Buyer Sub shall become the director and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office), and, in addition, Norman Fisher shall become an officer of the Surviving Corporation and be elected or appointed to each of the Buyer's and the Surviving Corporation's Board of Directors and Valerie Fisher shall become an officer of the Surviving Corporation, pursuant to employment agreements entered into at the Closing.

         (v) CONVERSION OF TARGET SHARES. At and as of the Effective Time, each outstanding Target Share shall be converted into the right to receive a pro rata portion of each of the following (the "Merger Consideration") based on the number of Target Shares outstanding at the Effective Time: (A) a number of shares of the Buyer's common stock, $.001 par value per share ("Buyer Common Stock"), having a value of $900,000 (subject to adjustment pursuant to Section 3(j)) based on the average closing (last sale) price for the Buyer Common Stock on the Nasdaq Small Cap Market for the ten trading days ending two business days prior to the Closing Date by delivery of duly and validly issued stock certificates of the Buyer and (B) Warrants to purchase 250,000 shares of Buyer common stock at an exercise price of $4.00 per share (which such Warrants shall be substantially in the form set forth as Exhibit C); PROVIDED, HOWEVER, that a number shares of Buyer Common Stock in amount determined pursuant to Section 5(i) shall be held and retained by the Buyer until June 30, 1998 pursuant to Section 8(f) (the "Holdback Shares") and any Holdback Shares remaining on such date shall be delivered to the Seller on such date. At, as of, and after the Effective Time each outstanding Target Share shall cease to represent any interest in the Target or the Surviving Corporation and shall not be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v).

         (vi) CONVERSION OF CAPITAL STOCK OF THE BUYER SUB. At and as of the Effective Time, each share of common stock, $.001 par value per share, of the Buyer Sub shall be converted into one share of common stock, $.001 par value per share, of the Surviving Corporation.

    3. REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET AND THE SELLER. The Seller represents and warrants to the Buyer and the Buyer Sub that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

    (a) ORGANIZATION. Each of the Target and the Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except in those jurisdictions in which the failure to be so qualified would not materially adversely affect the operations of the Target. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3(a) of the Disclosure Schedule lists the directors and officers of the Target. The Seller has delivered to the Buyer and the Buyer Sub correct and complete copies of the charter and bylaws of the Target (as amended to date). The minute books containing the records of meetings and/or resolutions of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of the Target are correct and complete. The Target is not in default under or in violation of any provision of its charter or bylaws.

    (b)  CAPITALIZATION.   The entire authorized capital stock of the Target
consists of 40,000 Target Shares, of which 11,000 Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Target is a party or which are binding upon the Target providing for the issuance, disposition, or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Target. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of the Target.

    (c) AUTHORIZATION OF TRANSACTION. Each of the Target and the Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; PROVIDED, HOWEVER, that the Target and the Seller cannot consummate the transactions contemplated hereby unless and until the Seller receives the Requisite Seller Stockholder Approval. Without limiting the generality of the foregoing, the board of directors of the Target, the Seller, and the board of directors of the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Target and the Seller. This Agreement constitutes the valid and legally binding obligation of the Target and the Seller, enforceable in accordance with its terms and conditions.

    (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and the Seller is subject or any provision of the charter or bylaws of either of the Target or the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, sublease, license, sublicense, instrument, or other arrangement to which either of the Target or the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither of the Target nor the Seller need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement other than in connection with the provisions of the Delaware General Corporation Law, the Colorado Business Corporation Act, the Securities Exchange Act, the Securities Act, and state securities laws.

    (e) BROKERS' FEES. Neither the Target nor the Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or Buyer Sub could become liable or obligated.

    (f) TITLE TO ASSETS. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown in the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Section 3(f) of the Disclosure Schedule lists all of such assets.

    (g) SUBSIDIARIES. The Target has no Subsidiaries nor does it otherwise own, or have any commitment or other obligation to own or acquire, an equity or joint venture interest in any other entity.

    (h)  FINANCIAL STATEMENTS.

         (i) The Target has previously delivered to the Buyer the following financial statements (collectively the "Financial Statements"): (i) audited consolidated and unaudited consolidating balance sheets and statements of income, change in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1992, December 31, 1993, December 31, 1994, June 30, 1995 and June 30, 1996 (the "Most Recent Fiscal Year End") for the Target; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders equity, and cash flow (the "Most Recent Financial
    Statements") as of and for the four months ended November 30, 1996 (the "Most Recent Fiscal Month End") for the Target. The Financial Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete); PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         (ii) The Seller has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 (the "Most Recent Fiscal Quarter End") and an Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 1996. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby present fairly the financial condition of the Seller and its Subsidiaries as of the indicated dates and the results of operations of the Seller and its Subsidiaries for the indicated period are correct and complete in all respects, and are consistent with the books and records of the Seller and its Subsidiaries; PROVIDED, HOWEVER, that the interim statements are subject to normal year-end adjustments.

    (i) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of either of the Target or the Seller nor has the Target or the Seller incurred any Liabilities other than those incurred in the Ordinary Course of Business and which, in the aggregate, do not exceed $25,000. Without limiting the generality of the foregoing, since that date:

         (i) no party (including either of the Target or the Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which either of the Target or the Seller is a party or by which either of them is bound;

         (ii) neither of the Target nor the Seller has delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

         (iii) neither of the Target nor the Seller has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

         (iv) neither of the Target nor the Seller has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its or another Person's capital stock;

         (v) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either of the Target or the Seller; and

         (vi) neither of the Target nor the Seller has committed to any of the foregoing.

    (j) UNDISCLOSED LIABILITIES. Neither of the Target nor the Seller has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of
warranty, tort, infringement, or violation of law).    Section 3(j) of the
Disclosure Schedule describes the amount and nature of all of the Target's Liabilities on the date hereof and will so describe all of the Target's Liabilities as they exist on the Closing Date. Such Liabilities, net of the book value of the Target's assets as determined in accordance with GAAP on each of such dates, do not, and will not, respectively, exceed an aggregate of $1,900,000 unless there is a commensurate decrease in the value of the Buyer Common Stock constituting part of the Merger Consideration as set forth in Section 2(d)(v)(A); PROVIDED, HOWEVER, that in no event shall such Liabilities be more than $2,800,000.

    (k) LEGAL COMPLIANCE. Each of the Target, the Seller, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), including, without limitation, applicable federal and state securities laws, rules and regulations and applicable Taxes, except where the failure to so comply would not have an adverse economic effect on the Target or its business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply.

    (l)  TAX MATTERS.

         (i) Each of the Target and the Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Target and the Seller (whether or not shown on any Tax Return) have been paid. Neither of the Target nor the Seller currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where either of the Target or the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of either of the Target or the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

         (ii) Each of the Target and the Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (iii) Neither the Target, the Seller nor any director or officer (or employee responsible for Tax matters) of either of the Target or the Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of either of the Target and the Seller either
    (A) claimed or raised by any authority in writing or (B) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Target or the Seller has Knowledge based upon personal contact with any agent of such authority. Section 3(l) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Target and the Seller for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target and its Subsidiaries since December 31, 1991.

         (iv) Neither of the Target nor the Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (v) Neither of the Target nor the Seller has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Neither of the Target nor the Seller is a party to any Tax allocation or sharing agreement. Neither of the Target nor the Seller (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than, with respect to the Target, a group the common parent of which was the Target) or (B) has any Liability for the Taxes of any Person (other than any of the Target and the Seller) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (vi) The unpaid Taxes of the Target do not exceed the reserve for Tax Liability set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

    (m)  REAL PROPERTY.

         (i) Neither the Target nor the Seller owns any real property, nor does it have any interest in, or any rights to acquire any interest in, any real property or improvements thereon (other than the leases disclosed in Section 3(m) of the Disclosure Schedule, and the related leasehold improvements).

         (ii) Section 3(m)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target. The Target has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(m)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(m)(ii) of the Disclosure Schedule:

              (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

              (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; and

              (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder.

    (n)  INTELLECTUAL PROPERTY.

         (i)  The Intellectual Property owned by the Target is listed on
    Section 3(n)(i) of the Disclosure Schedule and constitutes all Intellectual Property necessary or desirable for the operation of the business of the Target as presently conducted and as presently proposed to be conducted, no third party has any rights therein or thereto, and such Intellectual Property will be owned by the Buyer Sub on identical terms immediately subsequent to the Closing hereunder. The Target or the Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that the Target owns.

         (ii) To the Knowledge of any of the Target, the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) with respect to the two years prior to the date of this Agreement and to the best knowledge of any such

    Person prior to such time, neither the Target nor the Seller has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in any material respect, and none of the Seller and the directors and officers of the Target and the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of any of the Seller and the directors and officers of the Target and the Seller no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target.

         (iii) To the Knowledge of the Target and any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and the Seller, neither of the Target nor the Seller will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently to be conducted.

    (o) TANGIBLE ASSETS. The Target owns or leases all real property, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used, and presently is proposed to be used.

    (p) INVENTORY. The Target does not maintain any inventory for sale in the operation of its business as presently conducted and as proposed to be conducted.

    (q) CONTRACTS. Section 3(q) of the Disclosure Schedule lists the following contracts and other agreements to which either of the Target or the Seller is a party:

         (i) any agreement with a customer involving consideration of $10,000 or more;

         (ii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

         (iii)  any agreement concerning confidentiality or noncompetition;

         (iv) any agreement (A) between the Target and the Seller, (B) involving any officer or director of the Target or the Seller, or (C) involving any of the Voting Stockholders, or their respective Affiliates (other than the Target);

         (v) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

         (vi)  any collective bargaining agreement;

         (vii) any agreement for the employment of any individual on a full-time, part-time, temporary, or consulting basis not terminable by the Target or the Seller without penalty on 30 days' or less notice or providing severance benefits; or

         (viii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 and is not terminable by the Target or the Seller without penalty on 30 days' or less notice.

The Target has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(q) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(q) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing Date; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

    (r) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no set offs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

    (s) INSURANCE. Section 3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which either of the Target or the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years;

         (i)  the name, address, and telephone number of the agent;

         (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

         (iii)  the policy number and the period of coverage;

         (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

         (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
(C) neither of the Target or the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach of default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Target and the Seller has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting either of the Target and the Seller.

    (t) LITIGATION. Section 3(t) of the Disclosure Schedule sets forth each instance in which either of the Target and the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to the Knowledge of any of the Target or the Seller and the respective directors and officers (and employees with responsibility for litigation matters) of the Target and the Seller is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of these actions, suits, proceedings, hearings, and investigations set forth in Section 3(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target. None of the Target, the Seller and the respective directors and officers (and employees with responsibility for litigation matters) of the Target and the Seller has any reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against either of the Target or the Seller.

    (u) PRODUCT OR SERVICE LIABILITY. Neither of the Target nor the Seller has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the provision of any service sold, leased, or delivered by the Target or the Seller. Neither the Target nor the Seller has ever manufactured, serviced, sold, leased or delivered any product that could give risk to any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use thereof.

    (v) EMPLOYEES. Section 3(v) of the Disclosure Schedule list all of the Target's employees, consultants and agents, whether full-time, part-time, temporary, or otherwise. Neither of the Target nor the Seller has experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Neither the Target nor the Seller has committed any unfair labor practice. Neither of the Target, the Seller nor the respective directors and officers (and employees with responsibility for employment matters) of the Target and the Seller has any

Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

    (w) EMPLOYEE BENEFITS. Section 3(w) of the Disclosure Schedule briefly describes every plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, accrued but unpaid salary, bonus or vacation time, employee health, medical, life insurance or other welfare benefit plan or other arrangement, whether or not terminated, maintained by the Target or the Seller or under which the Target or the Seller may have any liability or other obligation, and lists the respective amounts thereof, and indicates those that are subject to ERISA. The Target and the Seller are in full compliance with the applicable provisions of ERISA and the Code with respect to all such plans.

    (x) GUARANTIES. Neither of the Target nor the Seller is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

    (y)  ENVIRONMENT, HEALTH, AND SAFETY.

         (i) Each of the Target, the Seller and their respective predecessors and Affiliates has complied with all Environmental Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Target, the Seller, and their respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

         (ii) Neither of the Target nor the Seller has any Liability (and none of the Target, the Seller and their respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of the Target and the Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

    (z) CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET. None of the Seller and its Affiliates (other than the Target) has been involved in any business arrangement or relationship with the Target within the past 12 months, and none of the Seller and its Affiliates owns any asset, tangible or intangible, which is used in the business of the Target.

    (aa) FILINGS WITH THE SEC. The Seller has made all filings with the SEC that it has been required to make within the past five years under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports was timely filed and has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Target has delivered to the Buyer a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

    (ab) SEC DISCLOSURE. The Definitive Seller Proxy Materials will comply with the Securities Exchange Act in all material respects. The Definitive Seller Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; PROVIDED, HOWEVER, that neither the Target nor the Seller makes any representation or warranty with respect to any information that the Buyer will supply specifically for use in the Definitive Seller Proxy Materials.

    (ac) DISCLOSURE.  The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

    (ad) INVESTMENT. The Seller (i) understands that the Buyer Common Stock and Warrants issued pursuant to this Agreement have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring such Buyer Common Stock and Warrants solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risk inherent in holding Buyer Common Stock and the Warrants, and (v) is able to bear the economic risk and lack of liquidity inherent in holding such Buyer Common Stock.

    4. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE BUYER SUB. The Buyer and the Buyer Sub each severally represents and warrants to the Target and to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

    (a) ORGANIZATION OF THE BUYER AND THE BUYER SUB. Each of the Buyer and the Buyer Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    (b) AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Buyer Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Buyer Sub, enforceable in accordance with its terms and conditions.

    (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which either the Buyer or the Buyer Sub is subject or any provision of the charter or bylaws of the Buyer or the Buyer Sub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Buyer Sub is a party or by which it is bound or to which any of its assets is subject. Neither the Buyer nor the Buyer Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of any director or officer of the Buyer or the Buyer Sub, and other than in connection with the provisions of the state securities laws, neither the Buyer nor the Buyer Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

    (d) BROKERS' FEES. Neither the Buyer nor the Buyer Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Target or the Seller could become liable or obligated.

    5. PRE-CLOSING COVENANTS. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable, in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

    (b) NOTICES AND CONSENTS. The Target and the Seller will give any notices to third parties, and the Target and the Seller will use their best efforts to obtain any third party consents that the Buyer or the Buyer's Sub reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and
Section 4(c) above.

    (c) OPERATION OF BUSINESS. The Target and the Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Target will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Target has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute a Liability disclosed on Section 3(j) of the Disclosure Schedule if in existence as of the Closing, or (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in
Section 3(h) above.

    (d) PRESERVATION OF BUSINESS. The Target and the Seller will keep each of its respective business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

    (e) FULL ACCESS. The Target and the Seller will permit representatives of the Buyer and the Buyer Sub to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and the Seller to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Target and the Seller.

    (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    (g) EXCLUSIVITY. Neither the Target nor the Seller will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer and the Buyer Sub immediately if any Person makes any proposal offer, inquiry, or contact with respect to any of the foregoing.

    (h) REGULATORY MATTERS AND APPROVALS. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above. Without limiting the generality of the forgoing:

         (i) SECURITIES ACT, SECURITIES EXCHANGE ACT, AND STATE SECURITIES LAWS. The Seller will prepare and file with the SEC preliminary proxy materials under the Securities Exchange Act relating to the Special Seller Meeting. The Seller will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer and the Buyer Sub will provide the Target and the Seller, and the Target and the Seller will provide the Buyer and the Buyer Sub, with whatever information and assistance in connection with the foregoing or any other filings that the filing Party reasonably may request. The Buyer will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Buyer Common Stock pursuant to this Agreement.

         (ii) DELAWARE GENERAL CORPORATION LAW. The Seller will call a special meeting of its stockholders or, in lieu thereof, seek the written consent of the Voting Stockholders holding a majority of the Seller's capital stock entitled to vote thereon (the "Special Seller Meeting") as soon as practicable in order that the Voting Stockholders may consider and vote upon the adoption of this Agreement and the transactions contemplated hereby in accordance with the Delaware General Corporation Law. The Seller will mail the Disclosure Document to the Voting Stockholders as soon as practicable. The Disclosure Document will contain the affirmative recommendations of the respective boards of directors of the Target and the Seller in favor of the adoption of this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, that no director or officer of either such Party shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

    (i) TAX LIABILITY AND HOLDBACK SHARES. The Parties shall in good faith negotiate to determine the maximum amount of any Tax Liability for which the Target or, following the Effective Time, the Surviving Corporation, could be liable pursuant to Internal Revenue Service audits currently being conducted with respect to the Target and/or the Seller, Tax Returns of the Target or the Seller (whether or not filed prior to the Effective Time) or otherwise. The number of Holdback Shares shall be equal to the sum of $75,000 plus the maximum amount of such Tax Liability as so determined, divided by the value of the Buyer Common Stock determined pursuant to Section 2(d)(v)(A) (rounded to the nearest whole share).

    6.   CONDITIONS TO OBLIGATIONS TO CLOSE.

    (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of each of the Buyer and the Buyer Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions.

         (i) this Agreement shall have received the Requisite Seller Stockholder Approval;

         (ii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date (provided that the last two sentences of Section 3(j) shall be true in all respects without regard to materiality);

         (iii) each of the Target and the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (iv) each of the Target and the Seller shall have procured all of the third party consents specified in Section 5(b) above;

         (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own the former assets and to operate the former businesses of the Target (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

         (vi) the Target shall have delivered to the Buyer and the Buyer Sub a certificate to the effect that each of the conditions specified above in
    Section 6(a)(i)-(vi) is satisfied in all respects;

         (vii) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in
    Section 3(d) and Section 4(c) above;

         (viii) the Buyer and the Buyer Sub shall have received from counsel to the Target an opinion in form and substance reasonably satisfactory to the Buyer, the Buyer Sub, and their counsel, addressed to the Buyer and the Buyer Sub, and dated as of the Closing Date;

         (ix) the Buyer and the Buyer Sub shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing and shall have received employment agreements in form and substance satisfactory to it executed by each of Norman Fisher and Valerie Fisher;

         (x) the Parties shall have agreed in writing on the maximum amount of the Tax Liability referred to in Section 5(i);

         (xi) the Buyer shall have obtained from or through Strategica Group (as previously disclosed to the Seller and the Target) or otherwise on terms reasonably satisfactory to the Buyer all of the financing it needs in order to consummate the Merger; and

         (xii) all actions to be taken by the Target and the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and the Buyer Sub.

The Buyer and the Buyer Sub may waive any condition specified in this
Section 6(a) if they execute a writing so stating at or prior to the Closing.

    (b) CONDITIONS TO OBLIGATION OF THE TARGET AND THE SELLER. The obligation of the Target and the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) each of the Buyer and the Buyer Sub shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of the Merger or any of the other transactions contemplated by this Agreement or (B) cause the Merger or any of the other transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (v) the Buyer and the Buyer Sub shall have delivered to the Target and the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

         (vi) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in
    Section 3(d) and Section 4(c) above;

         (vii) this Agreement and the transactions contemplated hereby shall have received the Requisite Seller Stockholder Approval;

         (viii) the Target and the Seller shall have received from counsel to the Buyer and the Buyer Sub an opinion in form and substance reasonably satisfactory to the Seller, the Target and their counsel, addressed to the Target and the Seller, and dated as of the Closing Date;

         (ix) the Parties shall have agreed in writing on the maximum amount of the Tax Liability referred to in Section 5(i); and

         (x) all actions to be taken by the Buyer and the Buyer Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target and the Seller.

The Target and the Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

    7. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

    (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Target acknowledges and agrees that from and after the Closing the Buyer and the Buyer Sub will be entitled to possession of all documents, books, records including Tax records), agreements, and financial data of any sort relating to the Target.

    (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either of the Target or the Seller, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

    (c) TRANSITION. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, employee, or other business associate of the Target from maintaining the same business relationships with the Buyer and the Buyer Sub after the Closing as it maintained with the Target prior to Closing. The Seller will refer all customer inquiries relating to the business of the Target to the Buyer Sub from and after the Closing.

    (d) CONFIDENTIALITY. The Seller's Stockholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer and the Buyer Sub or destroy, at the request and option of the Buyer and the Buyer Sub, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer and the Buyer Sub promptly of the request or requirement so that the Buyer and the Buyer Sub may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the Seller shall use its best efforts to obtain, at the reasonable request of the Buyer or the Buyer Sub, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer or the Buyer Sub shall designate.

    (e) COVENANT NOT TO COMPETE. For a period of two years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that the Target or Buyer conducts (or the Target plans or proposes to conduct) in any jurisdiction in which the Buyer or the Target conduct or plan or propose to conduct business as of the Closing Date; PROVIDED, HOWEVER, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

    (f) BUYER COMMON STOCK. Each certificate representing Buyer Common Stock will be imprinted with a legend substantially in the following form:

         The securities represented by this Certificate were originally issued on ______________, and have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the limitations and conditions specified in the Merger Agreement, dated as of _______________ and as amended and modified from time to time, among International Nursing Services, Inc. (the "Company"), and the certain other parties thereto, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of all such conditions shall be furnished by the Company to the holder hereof upon written request and without charge.

Any holder desiring to transfer Buyer Common Stock first must furnish the Buyer with (i) a written opinion reasonably satisfactory to the Buyer in form and substance from counsel reasonably satisfactory to the Buyer by reason of experience to the effect that the holder may transfer the Buyer Common Stock as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Buyer in form and substance agreeing to be bound by the restrictions on transfer and other applicable provisions contained herein.

    (g) LIMITATION ON RESALES. Notwithstanding anything in this Agreement to the contrary, through and until June 30, 1997, the Seller may not sell or otherwise transfer any Buyer Shares, thereafter and through and until June 30, 1998, the Seller shall not sell or otherwise transfer more than 50,000 Buyer Shares during any thirty-day period.

    (h) If the Buyer Sub fails to satisfy in full the Liabilities as set forth on Section 3(j) of the Disclosure Schedule when due, the Buyer shall cause such Liabilities to be satisfied in full.

    8.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

    (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Buyer, the Buyer Sub, the Target, and the Seller contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until March 31, 1999 (subject to any applicable statutes of limitations); PROVIDED, HOWEVER, the representations and warranties of the Target and the Seller contained in Section (3)(l) hereof and the covenant of the Buyer set forth in
Section 7(h) hereof shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

    (b)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER AND THE BUYER SUB.

         (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer or the Buyer Sub makes a written claim for indemnification against the Seller pursuant to Section 10(h) below within such survival period, the Seller agrees to indemnify the Buyer and the Buyer Sub from and against the entirety of any Adverse Consequences the Buyer and the Buyer Sub may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or the Buyer Sub may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         (ii) The Seller agrees to indemnify the Buyer and the Buyer Sub from and against the entirety of any Adverse Consequences the Buyer and the Buyer Sub may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

              (A) any Liability of the Target or the Seller which is not set forth in Section 3(j) of the Disclosure Schedule (including any Liability of the Target or the Seller that becomes a Liability of the Buyer or the Buyer Sub under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law) up to an aggregate maximum of $75,000; PROVIDED, HOWEVER, that such $75,000 limitation shall not apply with respect to any such Liability as to which the Seller had Knowledge or should have had Knowledge on the Closing Date or any Tax Liability referred to in Section 8(b)(ii)(B); and

              (B) any Liability of the Target or the Seller for the unpaid Taxes of any Person (other than of the Target) incurred after the Effective Time under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, or any other Liability of the Target or the Seller for Taxes other than Taxes of the Target relating to its operations after the Effective Time.

         (iii) The Seller agrees to indemnify the Buyer and the Buyer Sub from and against the entirety of any Adverse Consequences the Buyer and the Buyer Sub may suffer resulting from, arising out of, relating to, in the nature of, or caused by any of the matters referenced in Section 3(t) of the Disclosure Schedule.

    (c)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.

         (i) In the event the Buyer or the Buyer Sub breaches (or in the event any third party alleges facts that, if true, would mean the Buyer or the Buyer Sub has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer or the Buyer Sub pursuant to Section 10(h) below within such survival period, then each of the Buyer and the Buyer Sub severally agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         (ii) Each of the Buyer and the Buyer Sub severally agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability as set forth in Section 3(j) of the Disclosure Schedule (except to the extent such Adverse Consequence results from any action or inaction by the Target or the Seller prior to the Effective Time or by the Seller after the Effective Time).

    (d)  MATTERS INVOLVING THIRD PARTIES.

         (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8(d), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the

    Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third
    Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and
    (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

    (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the prime rate as set forth from time to time in the WALL STREET JOURNAL as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

    (f) RECOUPMENT. Until June 30, 1998, the Seller shall have the option of indemnifying all or any part of the amount of any Adverse Consequences it is obligated to pay to the Buyer or the Buyer Sub pursuant to Section 8(b)(ii) in cash or by requesting in writing that, in lieu thereof, the

Buyer cancel the number of Holdback Shares having a value equal to the amount of such Adverse Consequences. If the Seller has not paid in cash such amount within ten days after receipt of the Buyer and/or the Buyer Sub's notice, the Seller shall be deemed to have elected to indemnify the Buyer and the Buyer Sub for such Adverse Consequences with Holdback Shares and the Buyer may cancel (and, in the case of the Buyer Sub, request that the Buyer cancel) the number of Holdback Shares having a value equal to the amount of such Adverse Consequences, and the Seller shall, in any event, promptly pay in cash the amount of such Adverse Consequences that exceed the value of any then-remaining Holdback Shares. For purposes of this Section 8(f), any such Holdback Shares shall be valued as set forth in Section 2(d)(v)(A), without regard to the market value of the Buyer Common Stock at the time of such recoupment.

    (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Seller hereby agrees that it will not make any claim for indemnification against any of the Buyer and its Subsidiaries by reason of the fact that it was an agent of the Target or was serving at the request of the Target as a partner, trustee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by the Buyer against Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable by law, or otherwise).

8A. CERTAIN TAX MATTERS.

    (a) RETURNS FOR PERIODS THROUGH THE CLOSING DATE. The Seller will allow the Buyer an opportunity to review and comment upon any Tax Returns it files (including any amended returns) to the extent that they relate to the Target. The Seller will take no position on such returns that relate to the Target that would adversely affect the Surviving Corporation after the Effective Time. The income of the Target will be apportioned to the period up to and including the Effective Time and the period after the Effective Time by closing the Books of the Target as of the end of the Closing Date.

    (b) AUDITS. The Seller will allow the Surviving Corporation and its counsel to participate in any audits of the Seller's federal income Tax Returns to the extent that such returns relate to the Target. The Seller will not settle any such audit in a manner which would adversely affect the Surviving Corporation without prior written consent of the Buyer, which consent shall not be unreasonably withheld.

    (c) CARRYBACKS. The Seller will immediately pay to the Buyer any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of the Target into the consolidated Tax Return, when such refund or reduction is realized by the Seller. The Seller will cooperate with the Surviving Corporation in obtaining such refunds (or reduction in Tax liability), including through the filing of amended tax returns or refund claims. The Buyer agrees to indemnify the Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

    (d)  ADDITIONAL TAX MATTERS.

         (i) the Seller shall use its best efforts to cause the Target to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending on or prior to the Closing Date and shall remit any Taxes due in respect of such Tax Returns. The Buyer shall cause the Surviving Corporation to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period beginning before and ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns and the Seller shall deliver to Buyer the amount of any Tax due in respect of such Tax Returns incurred prior to such time pursuant to Section 8A(d)(iv).

         (ii) The Parties hereto shall provide such necessary information as any other Party hereto may reasonably request in connection with the preparation of such Party's Tax Returns, or to reasonably respond to any audit, claim for refund or credit or otherwise satisfy any obligation or requirement relating to Taxes of the Target.

         (iii) The Buyer and the Seller recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Surviving Corporation and/or the Seller to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, each Party agrees to
    (A) use its best commercially reasonable efforts to properly retain and maintain such records for a period of six (6) years after the Closing, and
    (B) allow the other Party and its agents and representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such other Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at the other Party's expense.

         (iv) The Seller shall pay to the Buyer the amount of Taxes for which the Seller is liable pursuant to Section 8(b)(ii)(B) hereof, but which are payable in respect of Tax Returns to be filed by the Buyer or the Surviving Corporation pursuant to Section 8A(d)(i) hereof or otherwise within five
    (5) business days after receipt of written demand by the Buyer, however, only to the extent such Taxes are in excess of the reserve for such Tax Liability as set forth in Section 3(j) of the Disclosure Schedule.

    9.   TERMINATION.

    (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

         (i) the Buyer, the Buyer Sub, the Target and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (ii) the Buyer and the Buyer Sub may terminate this Agreement by giving written notice to the Target and the Seller on or before the 30th day following the date of this Agreement if the Buyer and the Buyer Sub are not reasonably satisfied with the results of their continuing business, legal, Tax, and accounting due diligence regarding the Target and the Seller;

         (iii) the Buyer and the Buyer Sub may terminate this Agreement by giving written notice to the Target at any time prior to the Closing (A) in the event the Target or the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer and the Buyer Sub have notified the Target and the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 15, 1997 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer or the Buyer Sub breaching any representation, warranty, or covenant contained in this Agreement);

         (iv) the Target and the Seller may terminate this Agreement by giving written notice to the Buyer and the Buyer Sub at any time prior to the Closing (A) in the event the Buyer or the Buyer Sub has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target or the Seller has notified the Buyer and the Buyer Sub of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 15, 1997 by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Target or the Seller breaching any representation, warranty, or covenant contained in this Agreement); and

         (v) either the Buyer and the Buyer Sub, on the one hand, or the Target or the Seller, on the other hand, may terminate this Agreement by giving written notice to the other Parties at any time after the Special Seller Meeting in the event this Agreement and the transactions contemplated hereby fail to receive the Requisite Seller Stockholder Approval.

    (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

    10.  MISCELLANEOUS.

    (a)  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.   All of the
representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder as provided in Section 8 hereof.

    (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; PROVIDED, HOWEVER, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

    (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

    (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that the Buyer may
(i) assign any or all of its rights and interests hereunder to the Buyer Sub and (ii) designate the Buyer Sub to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

    (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given at the time of the first attempted delivery if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below.

If to the Target or the Seller:        Copy to:

American Consolidated Growth           Hall & Evans
 Corporation                           1200 17th Street, Suite 1700
8100 East Arapahoe Road, #311          Denver, CO  80202
Englewood, CO  80112                   Attn:  Samuel David Cheris
Attn:  Norman Fisher                   Telephone:  (303) 628-3331
       Lou Coppage                     Facsimile:  (303) 628-3431
Telephone:  (303) 220-5300
Facsimile:  (303) 220-5961

If to the Buyer or the Buyer Sub:      Copy to:

International Nursing                  LeBoeuf, Lamb, Greene
 Services, Inc.                         & MacRae
Suite 400                              633 17th Street
360 South Garfield Street              Suite 2800
Denver, CO  80209                      Denver, CO  80202
Attn:  John P. Yeros                   Attn:  Thomas J. Moore
Telephone:  (303) 393-1515                    Steven E. Segal
Facsimile:  (303) 394-3653             Telephone:  (303) 291-2600
                                       Facsimile:  (303) 297-0422


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), and any such notice, request, demand, claim, or other communication shall be deemed to have been duly given at the time it actually is received by the intended recipient Party during such Party's normal business hours. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

    (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

    (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Buyer Sub, the Target and the Seller. The Target and the Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; PROVIDED, HOWEVER, that any amendment effected after the Voting Stockholders have approved this Agreement will be subject to the restrictions contained in the Delaware General Corporation Law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    (l) EXPENSES. Except as set forth in Section 3(j) of the Disclosure Schedule, each of the Buyer, the Buyer Sub, and the Seller will bear its own (and the Seller will bear the Target's) costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby). The Seller agrees that the Target has not borne and, except as set forth in Section 3(j) of the Disclosure Schedule, will not bear, any of the costs and expenses of the Target and the Seller (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. The Seller also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of the Target and the Seller (including any of their legal fees and expenses) in connection with his Agreement or any of the transactions contemplated hereby.

    (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

    (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 8(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

    (p) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in
Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

    (q) EMPLOYEE BENEFITS MATTERS. The Buyer will not adopt or assume any of the Employee Benefit Plans that the Target maintains or any trust, insurance contract, annuity contract, or other funding arrangement that the Target has established with respect thereto and the Seller will remain liable for any obligations thereunder.

                                 *   *   *   *   *

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



BUYER                        INTERNATIONAL NURSING SERVICES, INC.


                             By:
                                  --------------------------------
                                  Name:
                             Title:
                                   -------------------------------



BUYER SUB                    INS ACQUISITION SUB, INC.


                             By:
                                 ---------------------------------
                                  Name:
                             Title:
                                    ------------------------------



TARGET                       ELEVENTH HOUR, INC.


                             By:
                                 ---------------------------------
                                  Name:
                             Title:
                                    ------------------------------



SELLER                       AMERICAN CONSOLIDATED
                                  GROWTH CORPORATION


                             By:
                                 ---------------------------------
                                  Name:
                             Title:
                                    ------------------------------

                                                               EXHIBIT A

                              FORM OF ARTICLES OF MERGER

                                                               EXHIBIT B

                        FORM OF REGISTRATION RIGHTS AGREEMENT

                                                               EXHIBIT C

                                   FORM OF WARRANT

                                 DISCLOSURE SCHEDULE